SCHEDULE I

                          TO THE AMENDED AND RESTATED
                          SHAREHOLDER SERVICING PLAN
            ADOPTED SEPTEMBER 8, 1997 AND AMENDED FEBRUARY 10, 1999
                                    BETWEEN
              THE BEAR STEARNS FUNDS AND BEAR, STEARNS & CO. INC.

      This Shareholder Servicing Plan shall be adopted with respect to the following Portfolios of The Bear Stearns Funds:

FUND                               Class A     Class B    Class C
----                               -------     -------    -------
Alpha Growth Portfolio               .25%       .25%        .25%
High Yield Total Return Portfolio    .25%       .25%        .25%
Income Portfolio                     .25%       .25%        .25%
International Equity Portfolio       .25%       .25%        .25%
Intrinsic Value Portfolio            .25%       .25%        .25%
S&P STARS Opportunities Portfolio    .25%       .25%        .25%
S&P STARS Portfolio                  .25%       .25%        .25%
Small Cap Value Portfolio            .25%       .25%        .25%
The Insiders Select Fund             .25%       .25%        .25%

Reapproved February 4, 1998 to be reapproved no later than March 31, 1999 Reapproved February 10, 1999 to be reapproved no later than March 31, 2000 Reapproved February 7, 2000 to be reapproved no later than March 31, 2001 Reapproved February 5, 2001 to be reapproved no later than March 31, 2002 Reapproved May 21, 2001 to be reapproved no later than March 31, 2002 Reapproved February 28, 2002 to be reapproved no later than March 31, 2003